CERTIFICATE OF DESIGNATION, POWERS,
                      PREFERENCES AND RIGHTS OF THE SERIES
                                       OF
                                 PREFERRED STOCK
                                       OF
                        IMAGING TECHNOLOGIES CORPORATION
                                TO BE DESIGNATED
                      SERIES E CONVERTIBLE PREFERRED STOCK


         Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, we, the undersigned, Brian Bonar and Gerry B. Berg, being respectively the President and the Secretary of Imaging Technologies Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company.

         RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Series E Preferred Stock of the Company, par value $1,000 per share and stated value $5,000 per share, to be designated "Series E Convertible Preferred Stock" and to consist of one thousand two hundred fifty (1,250) shares, and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Certificate of the Incorporation, as amended, which are applicable to the Series E Convertible Preferred Stock), as follows:

         Section 1. Designation, Amount, Par Value, Stated Value and Rank. The series of Preferred stock shall be designated as Series E Convertible Preferred Stock (the "Series E Preferred Stock"), and the number of shares so designated shall be 1,250 (which shall not be subject to increase without the consent of the holders of the Series E Preferred Stock ("Holders")). Each share of Series E Preferred Stock shall have a par value of $1,000 per share and a stated value of $5,000 per share (the "Stated Value").

         The Series E Preferred Stock shall rank senior to the Junior Securities (as defined below) and pari passu with all other series of preferred stock of the Company issued and outstanding on the Original Issue Date (as defined below) as to distributions and upon liquidation, dissolution or winding up.

         Section 2. Junior Securities. So long as any Series E Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire otherwise than upon conversion or exchange directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.



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



         Section 3. Voting Rights. The holders of Series E Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock (and the holders of every other class or series entitled to vote together with such holders) and not by class, except as otherwise required by Delaware law, on all matters on which holders of Common Stock shall have the right to vote. Each holder of Series E Preferred Stock shall have the right to cast one vote for each whole share of Common Stock into which each share of Series E Preferred Stock held by such holder is convertible immediately prior to the record date for the determination of shareholders entitled to vote (based on the Per Share Market Value on the date immediately preceding the Original Issuance Date). In addition, so long as any shares of Series E Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of 66 2/3% of the shares of the Series E Preferred Stock then outstanding, (a) amend, alter or change the preferences or rights of any series or class of capital stock of the Company (including the Series E Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the Series E Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to the Series E Preferred Stock, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Series E Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

         Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series E Preferred Stock an amount equal to the Stated Value before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series E Preferred Stock shall be distributed among the holders of Series E Preferred Stock and the holders of all securities ranking pari passu to the Series E Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5(c)(ii). The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series E Preferred Stock.

         Section 5.        Conversion.

         (a) (i) Each share of Series E Preferred Stock held by the Holders listed on Schedule A shall be convertible into shares of Common Stock (subject to Section 5(a)(ii)) at the Conversion Ratio (as defined in Section 6) at the option of such Holders in whole or in part at any time after the Original Issuance Date; provided, however, that the number of shares of Common Stock issued by the Company to such Holders shall not exceed the number of shares set forth opposite each of the Holders' names on Schedule A attached hereto until the date on which the Company receives

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



Shareholder Approval. Each Holder not listed on Schedule A attached hereto shall not convert shares of Series E Preferred Stock until the earlier of (i) the date on which the Company receives Shareholder Approval and (ii) the date which is 65 days after the Original Issuance Date. If the Company does not obtain Shareholder Approval and on a Conversion Date (as defined below) the Company is listed for trading on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or the Nasdaq SmallCap Market, each share of Series E Preferred Stock shall be convertible in accordance with Section 5(a)(ii) below. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series E Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series E Preferred Stock to be converted. The date on which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). Subject to Sections 5(a)(ii) and 5(b) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Series E Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                  (ii) If on the Conversion  Date  applicable to any conversion,
         (A) the Common Stock is then listed for trading on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or The Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series E Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Series E Preferred Stock, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained (or attempted pursuant to clause (1) of this subsection to obtain) Shareholder Approval, then the Company shall issue to any Holder so requesting conversion of Series E Preferred Stock its pro rata portion of the Issuable Maximum less the aggregate number of shares of Common Stock set forth on Schedule A attached hereto in the same ratio that the number of shares of Series E Preferred Stock held by any such Holder bears to all shares of Series E Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Company shall at the Holder's request, (1) as promptly as possible but in no event later than 65 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Shareholder Approval or a waiver of such approval from The Nasdaq Stock Market or the appropriate exchange, and (2) as promptly as possible from time to time, after a written request by the Holder, issue shares of Common Stock at a Conversion Price equal to the Per Share Market Value on the Trading Day immediately preceding the date of such request for all or a portion of the shares of Series E Preferred Stock held by such Holder as would cause the number of shares of Common Stock issuable upon such conversion to exceed the Issuable Maximum. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Certificate of Incorporation and bylaws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series E Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of The Nasdaq Stock Market, Inc.'s Marketplace Rules (or any successor or replacement provision thereof).

         (b) (i) Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series E Preferred Stock (subject to reduction pursuant to Section 5(a)(ii))), and (B) one or more certificates representing the number of shares of Series E Preferred Stock not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date (the "Delivery Date"), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series E Preferred Stock tendered for conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 5(b)(ii) and (iii) shall be payable through the date notice of rescission is given to the Company.

                  (ii) The Company understands that a delay in the delivery of the shares of Common Stock upon conversion of shares of Series E Preferred Stock and failure to deliver certificates representing the unconverted shares of Series E Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Company shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such certificates are delivered, together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to (i) 1% of the Stated Value of the shares of Series E Preferred Stock requested to be converted for each of the first five Trading Days after the Delivery Date and (ii) 2% of the Stated Value of the shares of Series E Preferred Stock requested to be converted for each Trading Day thereafter (which amounts shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, as provided in Section 5(b)(iii) below), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or

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



         otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares (as defined below) which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series E Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Stated Value of the shares of Series E Preferred Stock, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

         (c) (i) The conversion price for each share of Series E Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of
(A) $.50 and (B) an amount equal to 70% of the average Per Share Market Value for the three Trading Days having the lowest Per Share Market Value during the thirty Trading Days prior to the Conversion Date, except that if during any period (a "Black-out Period"), a Holder is unable to sell shares of Common Stock issued or issuable upon conversion of Series E Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter.

                  (ii) In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event") (a) consolidate with or merge into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its capital stock, the holders of the Series E Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Triggering Event, and the holders of the Series E Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series E Preferred Stock could have been converted immediately prior to such Triggering Event would have been entitled. The terms of any such Triggering Event shall include such terms so as to continue to give to the holder of Series E Preferred Stock the right to receive

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



          the securities, cash or property set forth in this Section 5(c)(ii) upon any conversion following such Triggering Event. This provision shall similarly apply to successive Triggering Events.

                  (iii) If:

                           A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                           B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                           C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           D.   the approval of any  shareholders of the Company
                                shall  be  required  in   connection   with  any
                                Triggering Event; or

                           E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

         then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series E Preferred Stock, and shall cause to be mailed to the Holders of Series E Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified (but not prior to the public announcement thereof), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series E Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (iv) Notwithstanding anything to the contrary in this Certificate of Designation, if a holder of shares of Series E Preferred Stock notifies the Company in writing on the first date that such holder receives shares of Series E Preferred Stock that the provisions of this Section 5(c)(iv) shall apply to the shares of Series E Preferred Stock held by such holder and transferees of such shares (collectively a "5(c)(iv) Holder"), no 5(c)(iv) Holder

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



         shall have the right to convert any shares of Series E Preferred Stock to the extent that after giving effect to such conversion such 5(c)(iv) Holder (together with such 5(c)(iv) Holder's affiliates) (A) would beneficially own in excess of 10.00% of the outstanding shares of the Common Stock following such conversion or (B) would have acquired, through conversion of shares of Series E Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-day period ending on and including the date of conversion of such shares of Series E Preferred Stock, is in excess of 10.00% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such conversion date. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a 5(c)(iv) Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted shares of Series E Preferred Stock beneficially owned by such 5(c)(iv) Holder and its affiliates and (ii) conversion or exercise of the unconverted or unexercised portion of any other securities of the Company (including, without limitation, warrants) beneficially owned by such 5(c)(iv) Holder and its affiliates subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(c)(iv). Except as set forth in the preceding sentence, for purposes of this Section 5(c)(iv), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each conversion notice delivered by the 5(c)(iv) Holder shall constitute a representation by the 5(c)(iv) Holder submitting such conversion notice that, after giving effect to such conversion notice,
         (A) the 5(c)(iv) Holder will not beneficially own (as determined in accordance with this Section 5(c)(iv)) in excess of 10% of the outstanding shares of Common Stock and (B) the 5(c)(iv) Holder will not have acquired, through conversion of shares of Series E Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-day period ending on and including such conversion date, is in excess of 10.00% of the outstanding shares of Common Stock. For purposes of this Section 5(c)(iv), in determining the number of outstanding shares Common Stock a 5(c)(iv) Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a 5(c)(iv) Holder, the Company shall immediately confirm orally and in writing to any such 5(c)(iv) Holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of shares of Series E Preferred Stock by such 5(c)(iv) Holder since the date as of which such number of outstanding shares of Common Stock was reported.


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



         (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series E Preferred Stock free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of Series E Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Series E Preferred Stock. The initial number of shares of Common Stock reserved for conversions of the shares of Series E Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the shares of Series E Preferred Stock based on the number of shares of Series E Preferred Stock held by each holder at the time of issuance of the shares of Series E Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series E Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any person which ceases to hold any shares of Series E Preferred Stock shall be allocated to the remaining holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held by such holders. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradable.

         (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series E Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (f) The issuance of certificates for shares of Common Stock on conversion of Series E Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

         (g) Shares of Series E Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

         (h) Any and all notices or other communications or deliveries to be provided by the holders of the Series E Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President and to the Secretary of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series E Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m., San Diego time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m., San Diego time, on any date and earlier than 11:59 p.m., San Diego time, on such date, (iii) receipt, if sent by a nationally recognized overnight courier service, or (iv) actual receipt by the party to whom such notice is required to be given.

         (i) In the event a Holder shall elect to convert any shares of Series E Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of said shares of Series E Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such Holder in the amount of the difference between the Conversion Price and the Per Share Market Value on the Trading Day preceding the date of the attempted conversion multiplied by the number of shares of Series E Preferred Stock sought to be converted, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

         Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Common Stock" means the common stock, $.005 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value and of which the denominator is the Conversion Price at such time.

         "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or any Holder.

         "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Series E Preferred Stock.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "Original Issue Date" shall mean the date of the first issuance of any shares of the Series E Preferred Stock regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq SmallCap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on The Nasdaq SmallCap Market, the Nasdaq National Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by NASDAQ or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser selected in good faith by the holders of a majority in interest of the shares of the Series E Preferred Stock; provided, however, that the Company, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Company determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holders of the Series E Preferred Stock.

         "Registration   Rights   Agreement"  means  the   Registration   Rights
Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "Trading Day" means (a) a day on which the Common Stock is listed on The Nasdaq SmallCap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq SmallCap Market, the Nasdaq National Market or any registered national stock exchange, a day or which the Common Stock is quoted in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a),

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



(b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of California are authorized or required by law or other government action to close.

         "Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

     IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



Date: January 28, 1999



                                                  /s/ Brian Bonar
                                                 -------------------------------
                                               Name:  Brian Bonar
                                               Title:  President


                                                  /s/ Gerry B. Berg
                                                  ------------------------------
                                               Name:  Gerry B. Berg
                                               Title:  Secretary

                                    EXHIBIT A

                        IMAGING TECHNOLOGIES CORPORATION
                                CONVERSION NOTICE


Reference is made to the Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock of Imaging Technologies Corporation to be Designated Series E Convertible Preferred Stock (the "Certificate of
Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, par value $1,000 per share and stated value $5,000 per share (the "Preferred Shares"), of Imaging Technologies Corporation, a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.005 per share (the "Common Stock"), of the Company, by tendering the stock certificates(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

                               Date of Conversion:

                   Number of Preferred Shares to be converted:

          Stock certificate no(s). of Preferred Shares to be converted:

         The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement dated January 28, 1999: YES_____ NO_____

Please confirm the following information:

                        Conversion Price: $______________

                 Number of shares of Common Stock to be issued:

                            ------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issued to: ___________________________________________

         Facsimile Number: ____________________________________

         Authorization: _______________________________________

         By:________________________________________________

         Title: ______________________________________________

         Dated: _____________________________________________

         Account Number: ____________________________________
                          (if electronic book entry transfer)

         Transaction Code Number: _____________________________
                                   (if electronic book entry transfer)


                                 PRICES ATTACHED






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